EXHIBIT 5.1

OPINION OF CHIEF LEGAL OFFICER TO THE COMPANY
July 22, 2020
DaVita Inc.
2000 16th Street
Denver, CO 80202

Re: Registration Statement on Form S-8
Ladies and Gentlemen:
I refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by DaVita Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 700,000 shares of the common stock, par value $0.001 per share (the “Common Stock”), of the Company, to be issued under the DaVita Retirement Savings Plan (the “Plan”).
I am the Chief Legal Officer of the Company and I am familiar with the proceedings to date with respect to the proposed issuance of Common Stock under the Plan. I, or attorneys under my supervision, have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of such instruments, certificates, records, documents and questions of law, and satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion set forth herein. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified or photostatic copies or by facsimile or other means of electronic transmission.
Based on the foregoing, and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:
1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.
2. Each share of Common Stock subject to the Registration Statement will be duly authorized, validly issued, fully paid and non-assessable when (i) the Registration Statement shall have become effective under the Securities Act; (ii) such share of Common Stock shall have been duly issued and delivered in a manner contemplated by the Plan; and (iii) a certificate in due and proper form representing such share of Common Stock shall have been duly executed, countersigned, registered and delivered to the person entitled thereto upon the Company’s receipt of such consideration, as applicable, therefor (not less than the par value thereof) in accordance with the Plan or, if any such share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such share to the purchaser thereof upon the Company’s receipt of such consideration, as applicable, therefor (not less than the par value thereof) in accordance with the Plan.
The foregoing opinion is limited to matters arising under the Delaware General Corporation Law and the federal laws of the United States of America.
I do not find it necessary for the purposes of this opinion to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states to the issuance of the Common Stock.
I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules or regulations promulgated thereunder.
Very truly yours,
/s/ Kathleen A. Waters